EXHIBIT 99.1

PlasmaTech Biopharmaceuticals Announces Name Change to Abeona Therapeutics to Reflect

Broader Rare Disease Commitment

•	Abeona Therapeutics is focused on developing and delivering gene therapy and plasma-based products for severe and life-threatening rare diseases
•	Established next generation AAV-based gene therapy platform led by four rare, autosomal recessive (inherited) orphan pediatric disease product candidates in development
•	Acquired CRISPR-Cas9 gene-editing system with first lead product developed and ongoing research in multiple rare blood disease targets
•	Developing novel SDF™ plasma-based platform led by SDF Alpha™ (alpha1 antitrypsin) for inherited form of COPD (chronic obstructive pulmonary disease) and other orphan protein therapeutics

New York, NY, June 19 2015 – PlasmaTech Biopharmaceuticals, Inc. (Nasdaq: PTBI), a biopharmaceutical company focused on developing and delivering gene therapy and plasma-based products for severe and life-threatening rare diseases, today announced a name change to Abeona Therapeutics, Inc. to reflect its broader rare disease commitment. The Company expects that its common stock will begin trading on NASDAQ on Monday, June 22, under the ticker symbol ABEO, along with announcing Abeona Therapeutics to ring the Nasdaq Stock market closing bell on Monday, June 22nd at 4:00 pm ET. Live streaming can be found at: https://new.livestream.com/nasdaq/live)

“Abeona was forged from the company’s close collaborations with key stakeholders, all dedicated to transforming new biotechnology insights into breakthrough treatments for rare diseases,” stated Steven Rouhandeh, Executive Chairman. “Most importantly, we have established a dedicated team of world class professionals led by Dr. Tim Miller, who will be critical to building and accelerating value for patients and shareholders.”

A rare disease is one that affects fewer than 200,000 people in the United States. There are nearly 7,000 rare diseases, which may involve chronic illness, disability, and often, premature death. More than 25 million Americans and 30 million Europeans have a rare disease. While rare diseases can affect any age group, about 50% of people affected are children (15 million); and rare diseases account for 35% of deaths in the first year of life. These rare diseases are often poorly diagnosed, very complex, and have no treatment or not very effective treatment—over 95% of rare diseases do not have a single FDA or EMA approved drug treatment. However, most rare diseases are often caused by changes in genes—80% are genetic in origin and can present at any stage of life.

“Effectively developing therapies for rare disease requires innovative approaches and strong collaboration between researchers, industry, regulators and patient groups,” noted Tim Miller, Ph.D., President & CEO. “We believe emerging insights in gene therapy and advances in biotechnology provide significant opportunities to develop breakthrough treatments for rare diseases. Our focus is transforming the promise of our products and platforms into new treatments for severe and life-threatening rare diseases such as Sanfilippo syndromes types A and B, juvenile Batten disease, and Fanconi anemia.”

About the Abeona Name Change: Abeona (pronounced ey-bee-ohn-uh) is the Roman Goddess who protects children as they take their first steps away from home.

About Abeona Therapeutics, Inc.: Abeona Therapeutics is focused on developing and delivering gene therapy and plasma-based products for severe and life-threatening rare diseases. Abeona’s lead program is an adeno-associated virus (AAV)-based gene therapy for Sanfilippo syndrome (MPS IIIA and IIIB) in collaboration with patient advocate groups, researchers and clinicians. Clinical trials for Sanfilippo types A and B are anticipated to begin in 2015. The Company recently licensed an AAV-based gene therapy program in juvenile Batten disease (JBD) from the University of Nebraska Medical Center; and licensed an AAV-based gene therapy program for Fanconi anemia (FA) disorder and other rare blood diseases using CRISPR/Cas9 gene editing from the University of Minnesota. In addition, the company is pursuing two additional proprietary platforms, Salt Diafiltration (SDF™) Process and Polymer Hydrogel Technology (PHT™), and is active in the development and commercialization of human plasma-derived therapeutics, including its proprietary alpha-1 protease inhibitor, SDF Alpha™. For more information, visit www.abeonatherapeutics.com.

Company and Media Contact:
Andre’a Lucca
Director of Communications
Abeona Therapeutics, Inc.
+1 (212)-786-6208

alucca@abeonatherapeutics.com

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include, without limitation, development and internationalization of clinical programs, information regarding the future performance of the combined company, the outlook on medical needs, future pipeline expectations, management plans for the Company, the anticipated closing of the transaction, and general business outlook. These statements are subject to numerous risks and uncertainties, including but not limited the satisfaction of closing conditions for the transaction, the parties' ability to successfully integrate and operate the new company, and achieve expected synergies and other benefits; the impact of competition; the ability to develop products and technologies; the ability to achieve or obtain necessary regulatory approvals; the impact of changes in the financial markets and global economic conditions; and other risks as may be detailed from time to time in the Company's Annual Reports on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise.